Exhibit (j)

Report of Independent Registered Public Accounting Firm

To the Trustees of Fidelity Rutland Square Trust II and Shareholder of Fidelity Strategic Advisers Small Cap Portfolio:

In our opinion, the accompanying statement of assets and liabilities present fairly, in all material respects, the financial position of Fidelity Strategic Advisers Small Cap Portfolio, (a fund of Fidelity Rutland Square Trust II), at March 16, 2007, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of Fidelity Strategic Advisers Small Cap Portfolio’s management.  Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this financial statement in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 5, 2007